Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 14, 2010

GMX Resources Inc.

9400 North Broadway, Suite 600

Oklahoma City, OK 73114

Ladies and Gentlemen:

We have acted as special counsel to GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the proposed offering and sale (the “Offering”) by the Company of shares of the Company’s 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share having an aggregate offering price of up to $62,712,500 (the “Series B Preferred Stock”), pursuant to the registration statement on Form S-3 that became effective on June 25, 2008 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed by the Company on December 14, 2010 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Prospectus Supplement.

Subject to the assumptions, qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal income tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date of the Prospectus Supplement.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

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GMX Resources Inc.

December 14, 2010

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company dated on or about of the date hereof and to the references to our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” under the under the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement or the Prospectus Supplement including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP